/C O R R E C T I O N -- Astoria Financial Corporation/

In the news release, Astoria Financial Corporation Reports Second Quarter Earnings Per Share Of $0.13, issued 18-Jul-2012 by Astoria Financial Corporation over PR Newswire, we are advised by the company that the first paragraph of the Future Outlook section, last sentence, should read "...we now anticipate the net interest margin for the 2012 full year to be slightly lower than the 2011 fourth quarter margin of 2.20%." rather than "...we now anticipate the net interest margin for the 2012 full year to be slightly lower than the 2011 full year margin of 2.20%." as originally issued inadvertently. The complete, corrected release follows:

Astoria Financial Corporation Reports Second Quarter Earnings Per Share Of $0.13

Quarterly Cash Dividend of $0.04 Per Share Declared

LAKE SUCCESS, N.Y., July 18, 2012 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $12.8 million, or $0.13 diluted earnings per share ("diluted EPS"), for the quarter ended June 30, 2012, compared to net income of $16.8 million, or $0.18 diluted EPS, for the quarter ended June 30, 2011. For the six months ended June 30, 2012, net income totaled $22.8 million, or $0.24 diluted EPS, compared to net income of $44.2 million, or $0.46 diluted EPS, for the comparable 2011 period. Included in the 2012 six months results are net charges totaling $3.4 million ($2.2 million, or $0.02 per share, after-tax), reported in the 2012 first quarter, representing severance related expenses associated with cost control initiatives implemented in the 2012 first quarter.

Second Quarter Financial Highlights

  Low cost core deposits, consisting of savings, money market and checking accounts, increased $262.6 million, or 18% annualized, from March 31, 2012 to $6.2 billion, or 58% of total deposits, at June 30, 2012.
  Combined multi-family/commercial real estate ("MF/CRE") loan portfolio increased $361.2 million, or 58% annualized, from March 31, 2012 to $2.8 billion at June 30, 2012.
  Total loan delinquencies (30 days or more past due) and real estate owned decreased $19.8 million, or   14% annualized, from March 31, 2012 to $539.1 million at June 30, 2012.
  General and administrative ("G&A") expense for the quarter ended June 30, 2012 decreased $10.1 million, or 12%, from the quarter ended March 31, 2012, to $72.1 million.

Commenting on the second quarter results, Monte N. Redman, President and Chief Executive Officer of Astoria, stated,"I am pleased to report continued growth in both the loan portfolio and balance sheet this quarter, fueled by an increase in the multi-family loan portfolio. In addition, the results of the cost control initiatives undertaken in the first quarter have produced a significant reduction in operating expenses this quarter. I am also pleased with the positive progression in our asset/liability repositioning. Multi-family/commercial real estate loans increased 21% from December 31, 2011, while residential loans remained relatively stable, and low-cost core deposits increased 8%, while high-cost CDs decreased 18%. We expect that together, the growth and repositioning of the balance sheet coupled with improved operating efficiency should benefit the net interest margin and improve profitability throughout the remainder of the year."

Board Declares Quarterly Cash Dividend of $0.04 Per Share

The Board of Directors of the Company, at its July 18, 2012 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on September 1, 2012 to shareholders of record as of August 15, 2012. This is the sixty-ninth consecutive quarterly cash dividend declared by the Company.

Sale of Senior Notes Completed

On June 19, 2012, the Company completed the sale of $250 million aggregate principal amount of 5.00% Senior Notes due 2017 ("5% Senior Notes"). The net proceeds from the sale will be used to repay its existing $250 million aggregate principal amount of 5.75% Senior Notes due October 2012 ("5.75% Senior Notes"), which will reduce the Company's annual interest expense by approximately $2.0 million.

Second Quarter and Six Months Earnings Summary

Net interest income for the quarter ended June 30, 2012 totaled $86.7 million compared to $88.2 million for the previous quarter and $95.7 million for the 2011 second quarter. The net interest margin for the quarter ended June 30, 2012 was 2.14% compared to 2.20% for the previous quarter and 2.34% for the 2011 second quarter. For the six months ended June 30, 2012, net interest income totaled $174.9 million, compared to $197.3 million for the comparable 2011 period, and the net interest margin was 2.17% for the six months ended June 30, 2012 compared to 2.37% for the six months ended June 30, 2011. The linked quarter and year over year decreases in net interest income and the net interest margin for the three and six months ended June 30, 2012 are due primarily to a more rapid decline in the yields on average interest-earning assets than the decline in the costs of average interest-bearing liabilities. In addition, the short-term negative carry from the issuance of the Company's 5% Senior Notes reduced the margin two basis points in the 2012 second quarter. Commenting on the margin, Mr. Redman noted, "The lower cost of deposits and borrowings at June 30, 2012 compared to the average costs for the 2012 second quarter coupled with the fact that more than half of the multi-family loan closings in the 2012 second quarter occurred in June is indicative of the future benefit that should accrue to the net interest margin. These benefits will be partially offset in the 2012 third quarter by the carrying cost for the recently issued 5% Senior Notes, the proceeds of which will repay our existing 5.75% Senior Notes, due October 2012."

For the quarter ended June 30, 2012, a $10.0 million provision for loan losses was recorded compared to $10.0 million for both the previous quarter and the 2011 second quarter. For the six months ended June 30, 2012, the provision for loan losses totaled $20.0 million compared to $17.0 million for the comparable 2011 period.

Non-interest income for the quarter ended June 30, 2012 totaled $15.5 million compared to $17.0 million for the 2011 second quarter. The decrease from the 2011 second quarter is due primarily to lower customer service fees, partially offset by an increase in mortgage banking income, net. Non-interest income for the six months ended June 30, 2012 totaled $35.0 million compared to $35.1 million for the comparable 2011 period.

G&A expense for the quarter ended June 30, 2012 declined $10.1 million, or 12%, from the previous quarter and $3.9 million, or 5%, from the 2011 second quarter, to $72.1 million, primarily due to reduced compensation and benefits expense. For the six months ended June 30, 2012, G&A expense increased $8.7 million, or 6%, to $154.3 million from $145.6 million for the six months ended June 30, 2011. The six month increase is primarily due to increased FDIC expense. Commenting on the linked quarter improvement in expenses, Mr. Redman stated, "The significant decline in operating expenses this quarter is a direct result of the cost control initiatives implemented in the 2012 first quarter, which should continue to benefit operating efficiency and profitability in the future."

Balance Sheet Summary

Total assets increased $551.4 million from December 31, 2011 and totaled $17.6 billion at June 30, 2012. Included in the increase is the proceeds from the 5% Senior Notes issued in June 2012. The loan portfolio increased $446.5 million from December 31, 2011 and totaled $13.7 billion at June 30, 2012. Commenting on the loan and balance sheet growth, Mr. Redman stated, "As anticipated, the balance sheet and loan portfolio continued to grow in the second quarter, fueled by strong MF/CRE loan production. During the first six months of this year, we closed nearly $900 million of MF/CRE loans with loan to value ratios averaging 54% and average balances of $3.4 million. With a MF/CRE loan pipeline of approximately $560 million at June 30, 2012, we are well on our way to meeting our goal of originating in excess of $1.5 billion of MF/CRE loans this year, which should continue to drive loan and balance sheet growth this year."

The residential (one-to-four family) portfolio totaled $10.5 billion at June 30, 2012 compared to $10.6 billion at December 31, 2011. For the quarter and six months ended June 30, 2012, residential loan originations for portfolio totaled $896.0 million and $1.8 billion, respectively, compared to $636.2 million and $1.3 billion, respectively, for the comparable 2011 periods. The loan-to-value ratio of the residential loan production for portfolio for the 2012 second quarter and six months each averaged approximately 60% at origination and the loan amount averaged approximately $732,000 and $740,000, respectively. Residential loan prepayments for the quarter and six months ended June 30, 2012 totaled $794.8 million and $1.6 billion, respectively, compared to $610.5 million and $1.4 billion, respectively, for the comparable 2011 periods.

The MF/CRE portfolios increased $490.7 million, or 21%, from December 31, 2011 to $2.8 billion at June 30, 2012, due to the significant volume of loan closings in the first half of 2012. For the quarter and six months ended June 30, 2012, MF/CRE loan originations for portfolio totaled $549.3 million and $893.5 million, respectively. No MF/CRE loans were originated in the first half of 2011. MF/CRE loan prepayments for the quarter and six months ended June 30, 2012 totaled $174.0 million and $366.4 million, respectively, compared to $133.3 million and $326.4 million for the comparable 2011 periods.

The securities portfolio declined $103.3 million, or 4%, from December 31, 2011 and totaled $2.4 billion at June 30, 2012. The Company expects to maintain the securities portfolio at this approximate level throughout 2012.

Deposits decreased $531.4 million from December 31, 2011 to $10.7 billion at June 30, 2012 due to a decrease of $970.2 million in high cost CDs, offset by an increase of $438.7 million, or 15% annualized, in low cost core deposits from December 31, 2011. Core deposits totaled $6.2 billion, or 58% of total deposits, at June 30, 2012. "The growth in core deposits is a result of our efforts to reposition our asset and liability mix. The linked quarter increase in core deposits includes a $32.2 million, or 30% annualized, increase in business deposits. Mr. Redman, commenting on business banking activity, stated, "During the 2012 first quarter, we initiated our business banking expansion to build business relationships and broaden our reach in the communities we serve by helping businesses improve cash flow. This expansion is expected to generate new core relationships within the community and deepen our existing relationships. The results of our efforts, though in the early stages, are beginning to materialize, as evidenced by the growth in business deposits." Notwithstanding the decline in CDs during the first half of 2012, we extended $277.1 million of CDs for terms of two years or more in an effort to help limit our exposure to future increases in interest rates. At June 30, 2012, our one-year interest rate sensitivity gap was positive 6.59%.

Borrowings totaled $5.2 billion at June 30, 2012, an increase of $1.1 billion from December 31, 2011, In addition to the issuance of the 5% Senior Notes in June 2012, the increase also included $600.0 million of fixed-rate FHLB term advances, of which $500.0 million occurred in the 2012 second quarter, with an average term of 3.6 years and an average cost of 1.05%. Commenting on the borrowing activity, Mr. Redman stated, "During this period of historic low interest rates, we utilize low cost long-term borrowings to offset the decline in high cost CDs to help manage interest rate risk."

Stockholders' equity totaled $1.3 billion, or 7.32% of total assets at June 30, 2012. Astoria Federal continues to be designated as well-capitalized with leverage, tangible, total risk-based and Tier 1 risk-based capital ratios of 8.60%, 8.60%, 15.69% and 14.41%, respectively, at June 30, 2012.

Asset Quality

Non-performing loans ("NPLs"), including troubled debt restructurings ("TDRs") of $45.0 million, totaled $343.3 million, or 1.95% of total assets, at June 30, 2012 compared to $355.6 million (including TDRs of $43.5 million), or 2.08% of total assets, at March 31, 2012. Residential NPLs totaled $294.8 million, MF/CRE NPLs totaled $41.7 million and consumer and other NPLs totaled $6.9 million at June 30, 2012 compared to $312.2 million, $36.9 million and $6.4 million, respectively, at March 31, 2012. Of the $294.8 million of residential NPLs, $256.5 million, or 87%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed, and charged-off as needed to the estimated fair value of the underlying collateral at such time, less estimated selling costs.

The following table illustrates a two-year migration trend for loan delinquencies:

($ in millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	90 + Days Past Due (NPLs)	Total 30-90+ Days Past Due
At June 30, 2010	$230.9	$ 77.5	$308.4	$415.1	$723.5
At June 30, 2011	$162.8	$ 44.4	$207.2	$376.3	$583.5
At June 30, 2012	$130.1	$ 33.8	$163.9	$343.3	$507.2

The table below details, as of June 30, 2012, the ten largest concentrations by state of residential loans and the respective non-performing loan totals in those states. More comprehensive state details are included in the "Residential Loan Portfolio-Geographic Analysis" table included in this release.

($ in millions) State	Residential Loans	% of Total Residential Loan Portfolio	Total Residential NPLs	NPLs as % of State Total
New York	$3,011.7	28.6%	$42.4	1.41%
Illinois	$1,178.9	11.1%	$43.6	3.70%
Connecticut	$1,143.9	10.9%	$28.3	2.47%
Massachusetts	$ 843.1	8.0%	$ 8.8	1.04%
New Jersey	$ 753.0	7.1%	$56.5	7.50%
California	$ 632.1	6.0%	$29.7	4.70%
Virginia	$ 627.3	6.0%	$11.3	1.80%
Maryland	$ 606.7	5.8%	$35.3	5.82%
Washington	$ 298.8	2.8%	$ 2.5	0.84%
Texas	$ 272.5	2.6%	$ 0.0	0.0%
Top 10 States	$ 9,368.0	88.9%	$258.4	2.76%
All other states (1,2)	$ 1,164.1	11.1%	$ 36.4	3.13%
Total Portfolio	$10,532.1	100%	$294.8	2.80%

(1) Includes 25 states and Washington, D.C.
(2) Includes Florida with $183.7 million total loans, of which $20.7 million are non-performing loans.

Selected Asset Quality Metrics
(at or for the three months ended June 30, 2012, except as noted)

($ in millions)	Residential	Multi- family	CRE	Consumer & Other	Total
Loan portfolio balance	$10,532.1	$ 2,197.9	$ 646.5	$ 269.2(1)	$ 13,721.1(2)
Non-performing loans	$ 294.8(3)	$ 36.0(4)	$ 5.7(5)	$ 6.9	$ 343.3(6)
NPLs/total loans	2.15%	0.26%	0.04%	0.05%	2.50%
Net charge-offs 2Q12	$ 9.7	$ 1.5	$ 0.0	$ 0.6	$ 11.8
Net charge-offs YTD	$ 25.8	$ 1.8	$ 0.3	$ 1.1	$ 29.1(6)

(1)  Includes home equity loans of $244.9 million

(2)  Includes $75.5 million of net unamortized premiums and deferred loan costs

(3)  Includes $256.5 million of NPLs reviewed, and charged-off as needed, at 180 days delinquent and annually thereafter

(4)  Includes TDRs of $25.7 million

(5)  Includes TDRs of $4.2 million

(6)  Does not foot due to rounding

Included in $9.7 million of residential net loan charge-offs in the 2012 second quarter are $9.3 million of charge-offs on $62.2 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2012 second quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less estimated selling costs. "While we expect NPL levels will remain elevated for some time, especially in those states requiring judicial foreclosure, it is important to note that the loss potential remaining has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 87% of the residential NPLs to their adjusted fair value less estimated selling costs," Mr. Redman noted.

Future Outlook

Commenting on the future outlook, Mr. Redman stated, "As we continue to grow the loan portfolio and balance sheet, we expect to continue our focus on repositioning the asset/liability mix, concentrating more on higher yielding multi-family loans than on lower yielding residential loans, and reducing high cost CDs and increasing low cost core deposits. We also anticipate that interest-earning assets will continue to increase throughout the year which will help fuel earnings growth. With respect to the net interest margin, due to the impact of extending $500 million of borrowings in the 2012 second quarter and the additional short-term cost to carry the 5% Senior Notes until we extinguish our existing 5.75% Senior Notes, we now anticipate the net interest margin for the 2012 full year to be slightly lower than the 2011 fourth quarter margin of 2.20%.

As I previously stated, 2012 continues to be the transitional year for us with continued quarterly earnings and balance sheet growth."

Earnings Conference Call July 19, 2012 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, July 19, 2012 at 10:00 a.m. (ET). The toll-free dial-in number is (877) 709-8150. A telephone replay will be available on July 19, 2012 from 1:00 p.m. (ET) through midnight Saturday, July 28, 2012 (ET). The replay number is (877) 660-6853, account #399, ID# 397133. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

Astoria Financial Corporation, with assets of $17.6 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $10.7 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering fourteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering fifteen states and the District of Columbia.

Forward Looking Statements

This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures may adversely affect our business; transition of our regulatory supervisor from the Office of Thrift Supervision to the Office of the Comptroller of the Currency; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	June 30,	December 31,
	2012	2011
ASSETS
Cash and due from banks	$379,122	$132,704
Securities available-for-sale	365,561	344,187
Securities held-to-maturity
(fair value of $2,043,488 and $2,176,925, respectively)	2,006,123	2,130,804
Federal Home Loan Bank of New York stock, at cost	181,476	131,667
Loans held-for-sale, net	20,660	32,394
Loans receivable:
Mortgage loans, net	13,450,784	12,990,600
Consumer and other loans, net	270,341	284,004
	13,721,125	13,274,604
Allowance for loan losses	(148,102)	(157,185)
Total loans receivable, net	13,573,023	13,117,419
Mortgage servicing rights, net	7,592	8,136
Accrued interest receivable	44,973	46,528
Premises and equipment, net	118,254	119,946
Goodwill	185,151	185,151
Bank owned life insurance	413,342	409,637
Real estate owned, net	31,803	48,059
Other assets	246,332	315,423

TOTAL ASSETS	$17,573,412	$17,022,055

LIABILITIES
Deposits	$10,714,179	$11,245,614
Reverse repurchase agreements	1,400,000	1,700,000
Federal Home Loan Bank of New York advances	3,147,000	2,043,000
Other borrowings, net	626,305	378,573
Mortgage escrow funds	128,717	110,841
Accrued expenses and other liabilities	271,600	292,829

TOTAL LIABILITIES	16,287,801	15,770,857

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 98,280,939 and 98,537,715 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	882,168	875,395
Retained earnings	1,869,967	1,861,592
Treasury stock (68,213,949 and 67,957,173 shares, at cost, respectively)	(1,409,615)	(1,404,311)
Accumulated other comprehensive loss	(53,155)	(75,661)
Unallocated common stock held by ESOP
(1,479,271 and 2,042,367 shares, respectively)	(5,419)	(7,482)

TOTAL STOCKHOLDERS' EQUITY	1,285,611	1,251,198

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,573,412	$17,022,055

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Interest income:
One-to-four family mortgage loans	$95,454	$111,869	$194,746	$226,545
Multi-family and commercial real estate mortgage loans	36,491	41,085	72,961	85,577
Consumer and other loans	2,294	2,509	4,635	5,016
Mortgage-backed and other securities	16,971	21,339	34,992	43,762
Repurchase agreements and interest-earning cash accounts	47	74	100	167
Federal Home Loan Bank of New York stock	1,553	1,637	3,155	3,954
Total interest income	152,810	178,513	310,589	365,021
Interest expense:
Deposits	26,933	35,638	56,360	72,670
Borrowings	39,208	47,153	79,364	95,100
Total interest expense	66,141	82,791	135,724	167,770

Net interest income	86,669	95,722	174,865	197,251
Provision for loan losses	10,000	10,000	20,000	17,000
Net interest income after provision for loan losses	76,669	85,722	154,865	180,251
Non-interest income:
Customer service fees	9,511	12,107	19,993	23,829
Other loan fees	505	805	1,392	1,737
Gain on sales of securities	-	-	2,477	-
Mortgage banking income, net	1,777	370	3,132	2,803
Income from bank owned life insurance	2,204	2,629	4,627	4,864
Other	1,454	1,129	3,397	1,850
Total non-interest income	15,451	17,040	35,018	35,083
Non-interest expense:
General and administrative:
Compensation and benefits	32,142	37,168	74,302	73,701
Occupancy, equipment and systems	16,510	15,923	33,234	32,489
Federal deposit insurance premiums	11,864	11,178	23,067	16,692
Advertising	1,979	2,049	3,813	3,733
Other	9,604	9,636	19,884	18,958
Total non-interest expense	72,099	75,954	154,300	145,573

Income before income tax expense	20,021	26,808	35,583	69,761
Income tax expense	7,197	9,963	12,763	25,532

Net income	$12,824	$16,845	$22,820	$44,229

Basic earnings per common share	$0.13	$0.18	$0.24	$0.46

Diluted earnings per common share	$0.13	$0.18	$0.24	$0.46

Basic weighted average common shares	95,332,904	92,949,206	95,175,886	92,842,398
Diluted weighted average common and common equivalent shares	95,332,904	92,949,206	95,175,886	92,842,398

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended June 30,
		2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,627,083	$95,454	3.59%	$10,675,616	$111,869	4.19%
Multi-family and commercial real estate	2,582,913	36,491	5.65	2,685,694	41,085	6.12
Consumer and other loans (1)	274,986	2,294	3.34	300,441	2,509	3.34
Total loans	13,484,982	134,239	3.98	13,661,751	155,463	4.55
Mortgage-backed and other securities (2)	2,410,175	16,971	2.82	2,448,292	21,339	3.49
Repurchase agreements and
interest-earning cash accounts	114,198	47	0.16	150,589	74	0.20
Federal Home Loan Bank stock	158,471	1,553	3.92	127,603	1,637	5.13
Total interest-earning assets	16,167,826	152,810	3.78	16,388,235	178,513	4.36
Goodwill	185,151			185,151
Other non-interest-earning assets	796,142			872,016
Total assets	$17,149,119			$17,445,402

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,844,593	1,612	0.23	$2,805,096	2,809	0.40
Money market	1,237,914	2,155	0.70	395,512	450	0.46
NOW and demand deposit	1,934,810	296	0.06	1,807,350	290	0.06
Total savings, money market and
NOW and demand deposit	6,017,317	4,063	0.27	5,007,958	3,549	0.28
Certificates of deposit	4,911,975	22,870	1.86	6,364,987	32,089	2.02
Total deposits	10,929,292	26,933	0.99	11,372,945	35,638	1.25
Borrowings	4,542,173	39,208	3.45	4,423,712	47,153	4.26
Total interest-bearing liabilities	15,471,465	66,141	1.71	15,796,657	82,791	2.10
Non-interest-bearing liabilities	401,166			379,064
Total liabilities	15,872,631			16,175,721
Stockholders' equity	1,276,488			1,269,681
Total liabilities and stockholders' equity	$17,149,119			$17,445,402

Net interest income/
net interest rate spread (3)		$86,669	2.07%		$95,722	2.26%
Net interest-earning assets/
net interest margin (4)	$696,361		2.14%	$591,578		2.34%
Ratio of interest-earning assets to
interest-bearing liabilities	1.05x			1.04x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Six Months Ended June 30,
		2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,636,574	$194,746	3.66%	$10,750,140	$226,545	4.21%
Multi-family and commercial real estate	2,491,768	72,961	5.86	2,784,778	85,577	6.15
Consumer and other loans (1)	278,152	4,635	3.33	304,194	5,016	3.30
Total loans	13,406,494	272,342	4.06	13,839,112	317,138	4.58
Mortgage-backed and other securities (2)	2,427,258	34,992	2.88	2,490,886	43,762	3.51
Repurchase agreements and
interest-earning cash accounts	101,104	100	0.20	172,670	167	0.19
Federal Home Loan Bank stock	148,645	3,155	4.25	137,541	3,954	5.75
Total interest-earning assets	16,083,501	310,589	3.86	16,640,209	365,021	4.39
Goodwill	185,151			185,151
Other non-interest-earning assets	863,739			901,230
Total assets	$17,132,391			$17,726,590

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,815,486	3,374	0.24	$2,754,957	5,496	0.40
Money market	1,184,307	4,008	0.68	389,169	879	0.45
NOW and demand deposit	1,889,028	586	0.06	1,779,252	571	0.06
Total savings, money market and
NOW and demand deposit	5,888,821	7,968	0.27	4,923,378	6,946	0.28
Certificates of deposit	5,132,724	48,392	1.89	6,505,085	65,724	2.02
Total deposits	11,021,545	56,360	1.02	11,428,463	72,670	1.27
Borrowings	4,390,482	79,364	3.62	4,623,772	95,100	4.11
Total interest-bearing liabilities	15,412,027	135,724	1.76	16,052,235	167,770	2.09
Non-interest-bearing liabilities	457,047			415,250
Total liabilities	15,869,074			16,467,485
Stockholders' equity	1,263,317			1,259,105
Total liabilities and stockholders' equity	$17,132,391			$17,726,590

Net interest income/
net interest rate spread (3)		$174,865	2.10%		$197,251	2.30%
Net interest-earning assets/
net interest margin (4)	$671,474		2.17%	$587,974		2.37%
Ratio of interest-earning assets to
interest-bearing liabilities	1.04x			1.04x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	4.02%	5.31%	3.61%	7.03%
Return on average tangible stockholders' equity (1)	4.70	6.21	4.23	8.24
Return on average assets	0.30	0.39	0.27	0.50
General and administrative expense to average assets	1.68	1.74	1.80	1.64
Efficiency ratio (2)	70.60	67.36	73.52	62.66
Net interest rate spread	2.07	2.26	2.10	2.30
Net interest margin	2.14	2.34	2.17	2.37

Selected Non-GAAP Returns and Financial Ratios (annualized) (3)
Non-GAAP return on average stockholders' equity	4.02%	5.31%	3.96%	7.03%
Non-GAAP return on average tangible stockholders' equity (1)	4.70	6.21	4.64	8.24
Non-GAAP return on average assets	0.30	0.39	0.29	0.50
Non-GAAP general and administrative expense to average assets	1.68	1.74	1.76	1.64
Non-GAAP efficiency ratio (2)	70.60	67.36	71.89	62.66

Asset Quality Data (dollars in thousands)
Non-performing assets (4)			$375,134	$435,663
Non-performing loans (4)			343,331	376,340
Loans 60-89 days delinquent			33,823	44,391
Loans 30-59 days delinquent			130,098	162,793
Net charge-offs	$11,797	$16,769	29,083	35,782

Non-performing loans/total loans			2.50%	2.79%
Non-performing loans/total assets			1.95	2.20
Non-performing assets/total assets			2.13	2.54
Allowance for loan losses/non-performing loans			43.14	48.55
Allowance for loan losses/total loans			1.08	1.35
Net charge-offs to average loans outstanding (annualized)	0.35%	0.49%	0.43	0.52

Capital Ratios (Astoria Federal)
Tangible			8.60%	8.61%
Leverage			8.60	8.61
Risk-based			15.69	15.78
Tier 1 risk-based			14.41	14.48

Other Data
Cash dividends paid per common share	$0.04	$0.13	$0.17	$0.26
Book value per share (5)			13.28	13.39
Tangible book value per share (6)			11.37	11.45
Tangible common stockholders' equity/tangible assets (1) (7)			6.33%	6.46%
Mortgage loans serviced for others (in thousands)			$1,467,028	$1,461,143
Full time equivalent employees			1,525	1,589

(1) Tangible stockholders' equity represents stockholders' equity less goodwill.
(2) Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3) See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the six months ended June 30, 2012.

(4) Non-performing assets and non-performing loans include, but are not limited to, one-to-four family mortgage loans which at 180 days past due and annually thereafter we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(5) Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6) Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(7) Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At June 30, 2012		At March 31, 2012		At June 30, 2011
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$10,237,331	3.89%	$10,233,159	4.03%	$10,221,438	4.50%
Multi-family and commercial real estate	2,802,664	5.14	2,446,240	5.56	2,542,053	6.06
Mortgage-backed and other securities (3)	2,371,684	3.42	2,514,502	3.48	2,415,376	3.73

Interest-bearing liabilities:
Savings	2,862,175	0.15	2,811,218	0.25	2,838,239	0.40
Money market	1,340,616	0.70	1,166,443	0.69	397,148	0.46
NOW and demand deposit	1,962,537	0.06	1,925,073	0.06	1,809,863	0.06
Total savings, money market and
NOW and demand deposit	6,165,328	0.24	5,902,734	0.27	5,045,250	0.28
Certificates of deposit	4,548,851	1.81	5,209,914	1.91	6,165,370	1.98
Total deposits	10,714,179	0.91	11,112,648	1.04	11,210,620	1.22
Borrowings, net	5,173,305	3.16	4,333,666	3.61	4,286,389	4.20

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and non-performing loans.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with GAAP (GAAP measures) excluding the adjustments detailed in the following table (non-GAAP measures) provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Six Months Ended
	June 30, 2012
	GAAP	Adjustments (1)	Non-GAAP

Net interest income	$174,865	$ -	$174,865
Provision for loan losses	20,000	-	20,000

Net interest income after provision for loan losses	154,865	-	154,865
Non-interest income	35,018	-	35,018
Non-interest expense (general and administrative expense)	154,300	(3,425)	150,875

Income before income tax expense	35,583	3,425	39,008
Income tax expense	12,763	1,208	13,971

Net income	$ 22,820	$ 2,217	$ 25,037

Basic earnings per common share	$0.24	$0.02	$0.26

Diluted earnings per common share	$0.24	$0.02	$0.26

Non-GAAP returns are calculated substituting non-GAAP net income for net income in the corresponding ratio calculation, while the non-GAAP general and administrative expense to average assets ratio substitutes non-GAAP general and administrative expense (non-GAAP non-interest expense) for general and administrative expense (non-interest expense) in the corresponding ratio calculation. Similarly, the non-GAAP efficiency ratio substitutes non-GAAP non-interest income and non-GAAP general and administrative expense for non-interest income and general and administrative expense in the corresponding ratio calculation.

(1) Adjustments relate to expenses associated with cost control initiatives implemented in the 2012 first quarter.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

Residential Loan Portfolio - Geographic Analysis
(Dollars in millions)
	At June 30, 2012

State	Total loans	Non-performing loans	Non-performing loans as % of total loans
New York
Full Income	$2,760.5	$21.4	0.78%
Alt A < 70% LTV	$198.6	$11.6	5.84%
Alt A 70%-80% LTV	$52.6	$9.4	17.87%
State Total	$3,011.7	$42.4	1.41%

Illinois
Full Income	$980.8	$18.5	1.89%
Alt A < 70% LTV	$103.6	$10.0	9.65%
Alt A 70%-80% LTV	$94.5	$15.1	15.98%
State Total	$1,178.9	$43.6	3.70%

Connecticut
Full Income	$1,003.3	$12.8	1.28%
Alt A < 70% LTV	$99.1	$10.0	10.09%
Alt A 70%-80% LTV	$41.5	$5.5	13.25%
State Total	$1,143.9	$28.3	2.47%

Massachusetts
Full Income	$760.4	$4.4	0.58%
Alt A < 70% LTV	$59.8	$3.2	5.35%
Alt A 70%-80% LTV	$22.9	$1.2	5.24%
State Total	$843.1	$8.8	1.04%

New Jersey
Full Income	$603.0	$27.5	4.56%
Alt A < 70% LTV	$76.8	$10.0	13.02%
Alt A 70%-80% LTV	$73.2	$19.0	25.96%
State Total	$753.0	$56.5	7.50%

California
Full Income	$397.0	$12.3	3.10%
Alt A < 70% LTV	$122.2	$8.3	6.79%
Alt A 70%-80% LTV	$112.9	$9.1	8.06%
State Total	$632.1	$29.7	4.70%

Virginia
Full Income	$491.3	$5.5	1.12%
Alt A < 70% LTV	$63.0	$1.7	2.70%
Alt A 70%-80% LTV	$73.0	$4.1	5.62%
State Total	$627.3	$11.3	1.80%

Maryland
Full Income	$474.6	$15.1	3.18%
Alt A < 70% LTV	$65.2	$5.8	8.90%
Alt A 70%-80% LTV	$66.9	$14.4	21.52%
State Total	$606.7	$35.3	5.82%

Washington
Full Income	$293.8	$2.1	0.71%
Alt A < 70% LTV	$3.4	$0.0	0.00%
Alt A 70%-80% LTV	$1.6	$0.4	25.00%
State Total	$298.8	$2.5	0.84%

Texas
Full Income	$272.4	$0.0	0.00%
Alt A < 70% LTV	$0.1	$0.0	0.00%
Alt A 70%-80% LTV	$0.0	$0.0	0.00%
State Total	$272.5	$0.0	0.00%

Other States*
Full Income	$1,007.6	$20.6	2.04%
Alt A < 70% LTV	$96.1	$8.3	8.64%
Alt A 70%-80% LTV	$60.4	$7.5	12.42%
Other States Total	$1,164.1	$36.4	3.13%

Total all states
Full Income	$9,044.7	$140.2	1.55%
Alt A < 70% LTV	$887.9	$68.9	7.76%
Alt A 70%-80% LTV	$599.5	$85.7	14.30%
Grand total	$10,532.1	$294.8	2.80%

* Includes Florida with $183.7 million total loans, of which $20.7 million are non-performing loans.
Note: LTVs are based on current principal balances and original appraised values.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com